John Hunt

Direct Line: (617) 439-2194

Fax: (617) 310-9194

E-mail: jhunt@nutter.com

VIA EDGAR

    June 5, 2013

U.S. Securities and Exchange Commission
Division of Investment Management
100 F Street, NE Washington, D.C. 20549

Re:           Pear Tree Funds
File Nos. 333-102055 and 811-03790
Post-Effective Amendment No. 51 to the Registration Statement on Form N-1A Ladies and Gentlemen:

We understand that Pear Tree Funds (the “Registrant”) has enclosed herewith for filing electronically with the Commission pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the “Securities Act”), Post-Effective Amendment No. 51 (the “Amendment”) to the Registration Statement on Form N-1A of the Registrant, together with the exhibits indicated as being filed therewith.

As indicated on the cover page of the Amendment, the Amendment is to become effective immediately upon filing pursuant to paragraph (b) of Rule 485 under the Securities Act.

The Amendment is being filed to update information in the prospectus and statement of additional information included therein. It also includes such changes as discussed with the Staff of the Commission and which are described in our letter to the Staff dated June 5, 2013. Our review of the Amendment has not revealed any disclosure that would render it ineligible to become effective pursuant to Rule 485(b).

Please call John Hunt at 617-439-2194 if you have any question.

Very truly yours,

/s/ Nutter McClennen & Fish LLP Nutter McClennen & Fish LLP
JH:ccu

2201761.1

Nutter McClennen & Fish LLP  ■  Attorneys at Law

Seaport West ■  155 Seaport Blvd. ■  Boston, MA 02210-2604 ■  617-439-2000 ■  Fax: 617-310-9000 ■  www.nutter.com